Independent Auditors Consent


The Board of Directors
First Bancorp

We consent to incorporation by reference in the Amendment No. 1 to the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 1994 Stock Option Plan, of our report dated January 16, 1998, relating to the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of First Bancorp.



                                                       /s/ KPMG Peat Marwick LLP
                                                       -------------------------
                                                           KPMG Peat Marwick LLP



Raleigh, North Carolina
March 23, 1998